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                                                                  EXHIBIT 10.19


                           ILINC COMMUNICATIONS, INC.

                            (A DELAWARE CORPORATION)

                             NOTE PURCHASE AGREEMENT

This note purchase agreement (this "Agreement" or "Purchase Agreement") is made and entered into on this 12th day of February, 2004, by and between iLinc Communications, Inc. (formerly known as EDT Learning, Inc.), a Delaware corporation having its principal place of business at 2999 North 44th Street, Suite 650, Phoenix, Arizona ("the Company"), Katsinam Partners, LP, ("Katsinam") an Arizona limited partnership whose address is 7377 East Doubletree Ranch Road, Suite 290, Scottsdale, AZ 85258, Anthony Silverman, as Trustee of the Anthony Silverman Trust, dated January 5, 2004 ("Silverman"), whose address is 7305 E. Del Acero Drive, Scottsdale, AZ 85258, Stanley L. Schloz ("Schloz") as Trustee of the Schloz Family 1998 Trust, whose address is 10050 East Sonoran Vista Circle, Scottsdale, AZ 85255, Mountainview Canadian Opportunistic Growth Fund, LP, a limited partnership organized under the laws of the Province of Ontario, Canada ("Mountainview"), whose address is 69 Lord Seaton Road, Toronto, Ontario M2P 1K6 Canada, Agger Fund LP, a Delaware limited partnership, whose address is 7878 East Belleview, Suite 800, Englewood, Colorado 80111 and Agger Institutional Fund LP, a Delaware limited partnership, whose address is 7878 East Belleview, Suite 800, Englewood, Colorado 80111 (collectively referred to as "Agger"). Katsinam, Silverman, Schloz, Mountainview, and Agger are sometimes each separately called herein a "Lender" and collectively the "Lenders".

WHEREAS, the Company wishes to raise capital for general working capital purposes from certain accredited investors pursuant to exemptions provided by the federal securities laws by issuance of convertible promissory notes in the aggregate principal balance of $500,000, pursuant to the terms and conditions of this Agreement; and

WHEREAS, each undersigned Lender individually desires to purchase the convertible promissory note (as defined herein below) from the Company in the amount set forth herein opposite such Lender's name on the terms and conditions of this Agreement; and

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. TRANSACTION

         1.1 FORM OF TRANSACTION. The Company, by due action of its Board of Directors, has authorized the offer and sale to the Lenders, under this Agreement, of a series of Convertible Notes (collectively the "Notes", separately a ("Note") with the aggregate principal amount of all Notes totaling $500,000, and with each Note convertible into shares of common stock of the Company, $0.001 par value (the "Common Stock"). The form of the Note is attached as Exhibit "A".

         1.2 THE LENDERS. The obligations of the Lenders to purchase Notes and to make the representations, warranties and agreements contained in this Agreement are several and not joint.

2. PURCHASE AND SALE

         2.1 NOTES. Subject to all of the terms and conditions of this Agreement, the Company will issue and sell Notes to the Lenders as follows; provided that all such terms and conditions are satisfied:

                 ---------------------------- -----------------
                            NAME                    AMOUNT
                 ---------------------------- -----------------
                        Katsinam                      $140,000
                 ---------------------------- -----------------
                       Silverman                      $135,000
                 ---------------------------- -----------------
                         Schloz                        $25,000
                 ---------------------------- -----------------

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                 ---------------------------- -----------------
                      Mountainview                    $100,000
                 ---------------------------- -----------------
                         Agger                        $100,000
                 ---------------------------- -----------------
                           Total Investment:          $500,000
                 ---------------------------- -----------------

Upon Silverman's written request, the Company will issue his Note (and the Common Stock issuable upon the due conversion thereof, to the Custodian of an IRA Account for his benefit.

         2.2 CLOSING. The purchase by and sale to the Lenders of the Notes (the "Closing") shall take place on February 12, 2004 at the offices of the Company (such date being hereinafter called the "Closing Date"). At the Closing, the Company shall deliver to the Lenders or their representative their respective Notes and other items required to be delivered to the Lenders pursuant to this Purchase Agreement. At the Closing, the Lenders shall tender to the Company valid and sufficient funds represented from each respective Lender the principal balance of the Lender's Note, and such other documents or items required to be delivered to the Company pursuant to this Purchase Agreement.

3. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE COMPANY

As an inducement to the lenders to enter into this Agreement and to purchase and pay for the respective Notes, the Company represents, warrants to the Lenders and agrees that as of the Closing Date:

         3.1 DISCLOSURE DOCUMENTS. The Company has heretofore delivered to the Lenders a copy of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2003, as filed with the Securities and Exchange Commission ("SEC"), every subsequent Report filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a certain draft Report on Form 10-Q for the period ending December 31, 2003, and each press release or other form of public announcements including without limitation all shareholder communications (such Reports, draft and the exhibits annexed thereto, press releases, public announcements and shareholder communications are called collectively herein the "Disclosure Documents"). The Company has carefully prepared the Disclosure Documents or has caused them to be so prepared. The Disclosure Documents as of their respective dates are, true and correct and shall not omit to state any material fact necessary to make the statements made in the Disclosure Documents not misleading on and as of such date required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made.

         3.2 VALID EXISTENCE. The Company was duly organized and is validly existing as a corporation under the laws of Delaware and is duly qualified to do business as a foreign corporation in Arizona and in each other jurisdiction where such qualification is material to its business as presently or as proposed to be conducted.

         3.3 AUTHORITY FOR AGREEMENT. This Agreement has been duly authorized by all necessary corporate action of the Company and, when executed and delivered by the Company, will be a legal, valid and binding obligation of the Company, enforceable in accordance with its terms except to the extent that the enforce ability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally.

         3.4 VALIDITY OF NOTES. The Notes, when issued and paid for at the Closing, will be duly authorized, validly existing obligations of the Company, enforceable in accordance with their terms.

         3.5 VALIDITY OF COMMON STOCK. The shares of Common Stock issuable upon the due conversion of the Notes will, when issued in accordance with the terms of such Notes, constitute duly authorized, legally and validly issued shares of Common Stock, fully paid and non-assessable.

         3.6 PERMITS AND CONSENTS. No consent, approval, qualification, order or authorization of, or filing with, any local, state, or federal governmental authority is required on the part of the Company in connection with the Company's execution, delivery or performance of this Agreement, the offer, sale or issuance of the Notes or the issuance of Common Stock upon conversion of the Notes, except any notices of sale required to be filed with the SEC under


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Regulation D of the Securities Act of 1933 or such post-closing filings as may be required under applicable state securities laws, which will be timely filed within the applicable periods therefor.

         3.7 NO CONFLICTING RIGHTS. The Company is not presently under any obligation and has not granted any rights to register any of its presently outstanding securities under the Securities Act of 1933, except those granted to the holders of the Company's securities listed on Schedule 3.7 attached hereto. The holders of the outstanding Common Stock and Preferred Stock of the Company are not entitled to pre-emptive or other rights to subscribe for the Notes. This transaction does not give rise to any rights relating to the registration of any shares of Common Stock, except as provided in Section 6, below.

         3.8 COMPLIANCE WITH AGREEMENTS. The Company is not in violation or default in any material respect of any material mortgage, indenture, agreement, instrument or contract to which it is a party or by which it is bound. To the best of its knowledge, the Company is not in violation or default, of any state or federal judgment, order, writ, decree, statute, rule, regulation or restriction applicable to the Company. The execution, delivery and performance by the Company of this Agreement and the Notes and the consummation of the transactions contemplated hereby, will not result in any violation or cause be in material conflict with or constitute, with or without the passage of time or giving of notice, either a material default of any material mortgage, indenture, agreement or contract to which the Company is a party or the creation of any material lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewable of any material permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets.

         3.9 NO MATERIAL ADVERSE CHANGE. There has not been, since the date of the Company's most recent report to the SEC under the Exchange Act, any event or condition of any type that has materially adversely affected the business, properties, prospects or financial condition of the Company (a "Material Adverse Change").

         3.10 QUISIC ASSETS. The use by the Company of the assets acquired by the Company from Quisic Corporation, a California corporation ("Quisic"), including without limitation those described in a certain Assets Purchase Agreement dated the 14th day of June, 2002 between the Company and Quisic are not material to the business and prospects of the Company and the loss of such assets by rescission of the transaction between Quisic and the Company would not be materially adverse to the Company, its business or prospects, provided however that such loss could result in a violation or default of existing license agreements related to those assets.

         3.11 LITIGATION COUNSEL. The Company is being represented by the law firm of Seyfarth Shaw, of Los Angeles, California and by no other counsel in the cause entitled WEATHERSBY, ET AL. VS. QUISIC CORPORATION, et al., Case No. BC284645 in the Superior Court of the State of California, County of Los Angeles (the "Weathersby Case"), and by the law firm of Kornstein Veisz Wexler & Pollard, LLP, of New York, NY and by no other counsel in the Supreme Court of the State of New York, County of New York in the cause entitled KEPNER-TREGOE, INC. VS. QUISIC CORPORATION, ET. AL. , Index No. 601865/03 in the Supreme Court of the State of New York, County of New York (the "Kepner Case").

4. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE LENDERS

Each Lender, for himself or itself and not for any other Lender, hereby represents and warrants to and agrees with the Company as follows (provided that such representations, warranties, and agreements do not diminish or obviate the representations, warranties, and agreements of the Company set forth in this Agreement):

         4.1 AUTHORITY. Such Lender has full power and authority to enter into this Agreement which, when executed and delivered, will constitute his or its valid and legally binding obligation.


Note Purchase Agreement                                             Page 3 of 25
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         4.2 PURCHASE FOR OWN ACCOUNT. The Notes and the Common Stock issuable upon the due conversion of the Notes ("the Securities") will be acquired for investment for the respective account of each Lender and not with a view to the resale or distribution of any part thereof, and such Lender has no present intention of selling, granting any participation in or otherwise distributing the same; and has no contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participating to any third person with respect to any of the Securities. Nothing in this paragraph 4.2, however, limits the right of such Lender to have the Securities registered as provided in Section 6 of this Agreement. Each respective Lender has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that the Lender is capable of evaluating the merits and risks of its own investment in the securities of the Company, and has the capacity to protect its own interests. The undersigned Lender has carefully reviewed the Company's public filings, the Disclosure Documents together with all other documents and information furnished by the Company in connection herewith. Each Lender must bear the economic risk of its investment. Each Lender understands that while the Company intends to seek registration of the Common Stock underlying the Note, there can be no assurance that until such registration any exemption from registration under the Securities Acts will be available and further that, even if available, such exemption may not allow Lender to transfer all or any portion of the Common Stock received upon conversion of the Note. Lender has not engaged any broker or finder in connection with this Agreement or the transactions contemplated hereby.

         4.3 ACCREDITED INVESTORS. Katsinam, Silverman and Schloz are each familiar with the definition of "Accredited Investor" under the Securities Act of 1933, as amended (the "Securities Act") and the regulations promulgated thereunder, specifically Rule 501 of Regulation D and do hereby represent to the Company that they are Accredited Investors. The term "net worth" as used in this paragraph means the excess of the Lender's assets over his liabilities and, if included among his assets, his principal residence is valued at fair market value. Silverman and Schloz each represent and warrant that his net worth, or joint net worth together with his spouse, exceeds $1,000,000. Katsinam represents and warrants that each of its members is an Accredited Investor. Schloz separately represents and warrants that the Schloz Family 1998 Trust is a revocable "grantor trust" for the benefit of himself and his spouse.

         4.4 MOUNTAINVIEW. Mountainview separately represents and warrants that
(a) it is a limited partnership, duly organized and existing under the laws of the Province of Ontario, Canada, (b) that it is familiar with the definition of "Accredited Investor" under the Securities Act, (c) that it is experienced in making investments where qualification as an Accredited Investor is required,
(d) that each of its members is an Accredited Investor as defined under the Securities Act and, (e) upon consultation with qualified legal counsel in Ontario, (i) that it is satisfied as to the full observance of the laws of Ontario and Canada with respect to the offer and sale of the Notes and the Common Stock issuable upon the due conversion thereof and (ii) that its subscription and payment therefor will not violate any applicable securities or other laws of Ontario or Canada.

         4.5 AGGER. Each Agger LP separately represents and warrants that (a) it is a limited liability company, duly organized and existing under the laws of the State of Delaware, (b) that it is familiar with the definition of "Accredited Investor" under the Securities Act, (c) that it is experienced in making investments where qualification as an Accredited Investor is required,
(d) that each of its members is an Accredited Investor as defined under the Securities Act and, (e) upon consultation with qualified legal counsel in Delaware, (i) that it is satisfied as to the full observance of the laws of Delaware and the United States with respect to the offer and sale of the Notes and the Common Stock issuable upon the due conversion thereof and (ii) that its subscription and payment therefor will not violate any applicable securities or other laws of Delaware or the United States.

         4.6 RESTRICTED SECURITIES. The undersigned Lenders acknowledges that the securities that will be received will not have been registered under the Securities Act of 1933 (the "1933 Act") or qualified under applicable state securities laws, and that the transferability thereof is restricted by the registration provisions of the 1933 Act as well as such state laws. Based upon the representations if each respective Lender concerning his Accredited Investor


Note Purchase Agreement                                             Page 4 of 25
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status, and agreements being made by the undersigned herein, this transaction is being done pursuant to an exemption from such registration provided by Section 4(2) of the 1933 Act and Regulation D promulgated thereunder and applicable state securities law qualification exemptions. Each Lender acknowledges that he or it has been granted a reasonable time prior to the date hereof during which such Lender has had the opportunity to obtain such additional information as Lender deemed necessary to permit Lender to make an informed decision with respect to the investment contemplated. Each Lender represents and warrants that such Lender (i) has reviewed such other documents and obtained such other information from the Company as Lender deems necessary to make an informed investment decision; (ii) has had access to all relevant documents, instruments, books, and other records of or pertaining to the Company and has had the opportunity to ask questions of and receive answers from management and of the Company; and (iii) is fully aware of the current business prospects, financial condition, and operating history relating to the Company. Other than the representations and warranties provided in this Agreement, Lender warrants that no representations, statements or inducements were made and that Lender is not relying upon any representations other than those contained in the Disclosure Document, this Agreement or the attachments hereto. The Lenders understand that none of the Securities may be sold, transferred, or otherwise disposed of without registration under the Securities Act of 1933 or an exemption therefrom and that in the absence of an effective registration statement covering the Securities or an available exemption from registration under the Securities Act, the Securities must be held indefinitely.

         4.7 LEGENDS. To the extent applicable, the Note and any certificate evidencing any of the common stock issuable upon the due conversion thereof will be endorsed with legends substantially in the following form:

                  THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1993, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, OR OTHER EVIDENCE SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

         4.8 No Short Sales. Each Lender agrees that until the expiration of two years from the Closing Date and while the Lender holds shares of the Company's Common Stock from conversion of the Note, such Lender will not sell, transfer or otherwise dispose of its Common Stock through a put or other short sale arrangement.

5. CONDITIONS TO THE OBLIGATIONS OF THE LENDERS

The respective obligations of the Lenders to purchase Notes under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions:

         5.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in Section 3 shall be true and correct as of the Closing Date.

         5.2 NO DETERIORATION. Nothing shall have occurred since the date of the Disclosure Documents that has or may reasonably be expected to affect materially adversely the Company, its assets or its business

         5.3 [This Section Deleted and Reserved.]

         5.4 OFFICER CERTIFICATES. The President and the Chief Financial Officer of the Company shall have delivered at the Closing a certificate, substantially in the form shown by Exhibit "B" attached hereto, to the effect that the Company has complied with all agreements, obligations and conditions required of it pursuant to this Agreement.


Note Purchase Agreement                                             Page 5 of 25
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         5.5 OPINION OF COUNSEL. Lenders shall have received from Jackson &
Walker, counsel for the Company, a written opinion, dated the Closing Date, in form and substance satisfactory to the Lenders and their counsel, an opinion as to the execution and delivery of this Agreement and the other documents and agreements to be executed pursuant hereto, the good standing and authority of the Company, the enforceability of this Agreement and the other agreements and documents to be executed in connection herewith, and the due authorization as to the issuance of the Notes.

         5.6 SATISFACTION WITH INQUIRIES. The Lenders shall be satisfied with the results of their inquiries into the Company and its business and affairs, including without limitation, the status of all executive employment agreements to which the Company is a party and the status, as outstanding or terminated, of all rights, options and warrants for the purchase of any of the Company's securities that were in the past awarded or purported to be awarded to any executive employee of the Company.

         5.7 REPRESENTATION LETTERS. The Lenders shall have received letters addressed to them and in form and substance acceptable to them, from Kornstein, Veisz, Wexler, & Pollard, LLP, ("New York Counsel") and from Seyfarth Shaw ("California Counsel"), litigation legal counsel to the Company, containing the following: (a) details relating to all matters of pending or threatened litigation, claims or assessments that such firm is handling on behalf of the Company, including (i) a description of the nature of each matter, (ii) the progress of each matter to date, (iii) how the Company has responded or intends to respond in terms of pleadings or other public court filings and (iv) an evaluation of the likelihood of an unfavorable outcome and an estimate of the amount or range of potential loss; (b) the knowledge, if any of such firm of other asserted or unasserted possible claims that such firm believes are probable of assertion and should be disclosed in accordance with Statement of Financial Accounting Standards No. 5 ("FASB 5"); (c) confirmation that if such firm has formed a professional conclusion that the Company should disclose or consider disclosure of such possible claims, it will, as a matter of professional responsibility to the Company and its shareholders, so advise the Company and will consult with the Company concerning the question of such disclosure and the applicable requirements of Statement of FASB 5; (d) a statement of the nature of and reasons for any limitation on the response of such firm. On or about May 29, 2003, California Counsel wrote a letter to the Company's auditors discussing the facts and circumstances surrounding the Weathersby Case in the form required by this Section 5.7. Lenders have had direct communications with California Counsel concerning the Weathersby Case, and thereafter have requested from California Counsel that they directly receive a like letter concerning specifically the Weathersby Case in accordance with this Section 5.7 (a "Weathersby Representation Letter"). However, California Counsel is unable to tender that Weathersby Representation Letter before Closing, but intends to tender the Weathersby Representation Letter as soon as practicable after the Closing Date. As an inducement to Closing and to assure compliance with this Section 5.7, the Company and Lenders agree that: (x) if the Weathersby Representation Letter is not tendered before the expiration of ten
(10) business days of the Closing Date, or (y) if the Weathersby Representation Letter is tendered and within it states facts and circumstances that are materially different than those represented by California Counsel concerning the Weathersby Case, then (after notice by Lenders of breach of the foregoing and failure to cure such breach within five (5) business days of the receipt of such notice), and only in that event and unless already converted, Lenders shall be repaid out of the Peacock Offering Proceeds, but if the Peacock Offering is not consummated, then the Maturity Date of the Notes shall be April 15, 2005.

6. REGISTRATION RIGHTS The Company covenants and agrees as follows:

         6.1 DEFINITIONS. For purposes of this Section 6:

                  (a) The term "Holder" means any person owning or having the right to acquire Registrable Securities pursuant to the Note or upon the conversion thereof.

                  (b) The terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration


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statement or similar document in compliance with the Securities Act, and such registration statement or document becoming effective.

                  (c) The term "Registrable Securities" means the (i) Common Stock issuable or issued upon the conversion of any Note and (ii) any Common Stock issued (or issuable upon the conversion or exercise of any warrant, right, or other security which is issued) as a dividend or other distribution with respect to, or in exchange for or in replacement of shares referenced in (i) and
(ii) above, but excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this Section 6 are not assigned.

                  (d) The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

                  (e) The term "SEC" means the United States Securities and Exchange Commission.

All other capitalized terms used in this Section, which are not defined herein, shall have the meaning otherwise given in this Agreement.

         6.2 REQUEST FOR REGISTRATION.

         (a) If the Company shall receive at any time after the Closing Date, a written request from the Holders of forty-nine percent (49%) or greater of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of any part of the Registrable Securities then outstanding, then the Company shall:

                  (i) within ten (10) calendar days of the receipt thereof, give written notice of such request to all Holders; and

                  (ii) use its best efforts to effect as soon as practicable, and in any event within sixty (60) calendar days of the receipt of such request, the filing of a registration statement under the Securities Act covering all Registrable Securities which the Holders request to be registered, subject to the limitations of paragraph 6.2(b), within two hundred ten (210) business days of the mailing of such notice by the Company, provided, however, that the Holders may not utilize this demand right more than once in any twelve-month period after the Closing Date.

         (b) If the Holders initiating the registration request hereunder ("Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to paragraph 6.2(a) and the Company shall include such information in the written notice referred to in paragraph 6.2(a)(i). The underwriter will be selected by a majority in interest of the Initiating Holders and shall be reasonably acceptable to the Company. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in paragraph 6.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting.

         (c) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this paragraph 6.2, a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than sixty (60) calendar


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days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period.

         (d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this paragraph 6.2:

                  (i) After the Company has effected one registration pursuant to this paragraph 6.2 and such registration has been declared or ordered effective; or

                  (ii) After the Closing Date, if the Company has filed and had declared effective a registration statement with respect to the sale of all of the Registrable Securities and has kept such registration statement effective until the expiration of two hundred ten (210) calendar days after the effective date of such registration statement. Notwithstanding the foregoing, the above period for maintenance of effectiveness of the 210-day period set forth in this paragraph 6.2(d)(ii) shall be extended for a period of time equal to the period a Holder refrains from selling any securities included in such registration at the request of an underwriter of the Common Stock.

         6.3 COMPANY ("PIGGYBACK") REGISTRATION. If at any time commencing on the Closing Date (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration of securities to be offered by employees pursuant on employee benefit plan on Form S-8, or a registration in connection with an exchange offer or any acquisition or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, each such time, give each Holder written notice of such proposed registration at least thirty (30) days prior to filing the registration statement respecting such proposed registration. Upon the written request of any Holder given within twenty (20) days after mailing of such notice by the Company in accordance with this Agreement, the Company shall cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.

         6.4 OBLIGATIONS OF THE COMPANY. Whenever required under this Section 6 to effect the registration of any Registrable Securities, the Company shall use its best efforts to, as expeditiously as reasonably possible:

         (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, keep such registration statement current and effective for a period of up to the earlier of two hundred seventy (270) calendar days or until the distribution contemplated in the Registration Statement has been completed; provided, however, that such period shall be extended for a period of time equal to the period a Holder refrains from selling any securities included in such registration at the request of an underwriter of the Common Stock.

         (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

         (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

         (d) Register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that in no event shall the Company be required to qualify to do business in any state or to take any action which would subject it to general or unlimited service of process in any state where it is not now so subject.


Note Purchase Agreement                                             Page 8 of 25
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         (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement with terms generally satisfactory to the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

         (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

         (g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

         (h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

         (i) Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 6, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 6, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (I) an opinion, dated on such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

         6.5 FURNISH INFORMATION. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 6, that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and on the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

         6.6 EXPENSES OF REGISTRATION. All expenses incurred in connection with any registration, filing or qualification pursuant to this Section 6, including without limitation, all registration, filing and qualification fees, printers' and accounting fees, and fees and disbursements of counsel for the Company, but excluding underwriter's commissions and fees and any fees of others employed by a selling Holder, shall be borne by the Company.

         6.7 UNDERWRITING REQUIREMENTS. In connection with any offering involving an underwriting of securities being issued by the Company, the Company shall not be required under paragraph 6.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity, if any, as will not, in the opinion of the underwriters, jeopardize or in any way reduce the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling shareholders according to the total amount of securities entitled to be included therein owned by each selling Shareholder or in such other proportions as shall mutually be agreed to by such selling shareholders) but in no event shall the amount of securities of the selling Holders included in the offering be reduced below twenty percent (20%) of the total amount of Registrable Securities included in


Note Purchase Agreement                                             Page 9 of 25
such offering. For purposes of the preceding parenthetical concerning apportionment, for any selling shareholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and shareholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling shareholder", and any pro rata reduction with respect to such "selling shareholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling shareholder", as defined in this sentence.

         6.8 INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under this Section 6:

         (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the officers and directors of each Holder, and each person, if any, who controls such Holder (within the meaning of the Securities Act or the Exchange Act) against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or any state securities law or regulation, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will reimburse each such Holder, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in a connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this paragraph 6.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person or his or their representative or agent.

         (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors and officers, any underwriter (as defined in the Securities Act) for the Company, each person, if any, who controls the Company or any such underwriter within the meaning of the Securities Act or the Exchange Act, and any other holder selling securities in such registration statement or any of its directors or officers or any person who controls such Holder, against any losses, claims, damages, or liabilities (or actions in respect thereto) which arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder or his representative or agent expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, any person who controls the Company, any underwriter or controlling person of any such underwriter, any other such Holder, officer, director, or controlling person in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this paragraph 6.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), and provided further that the obligations of each selling Holder hereunder shall be limited to an amount equal to the proceeds of each such selling Holder of the shares sold by such selling Holder pursuant to such registration.


Note Purchase Agreement                                            Page 10 of 25

         (c) Promptly after receipt by an indemnified party under this paragraph
6.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this paragraph 6.8, notify the indemnifying party in writing of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to notify an indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability that it may have to any indemnified party otherwise than under this paragraph 6.8.

         (d) If the indemnification provided for in this paragraph 6.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party.

         (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

         (f) The obligations of the Company and Holders under this Section shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 6, or otherwise.

         6.9 REPORTS UNDER THE EXCHANGE ACT. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration form which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC, the Company agrees to for up to two (2) years:

         Furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon reasonable request (i) a written statement by the Company that it has complied with the reporting requirements of the Exchange Act (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC permitting the selling of any such securities without registration or pursuant to such form.

The utilization of Rule 144 by any Holder to sell any securities of the Company, including without limitation any Registrable Securities, shall not affect the Company's obligations to register any Registrable Securities pursuant to this Agreement.


Note Purchase Agreement                                            Page 11 of 25

         6.10 DELAY OF REGISTRATION. No holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

         6.11 ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause the Company to register Registrable Securities pursuant to this Section 6 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities who, after such assignment or transfer, holds at least ten percent (10%) of the Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations), provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation, the provisions of paragraph 6.13 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 6.

         6.12 LIMITATIONS ON SUBSEQUENT REGISTRATION RIGHTS. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with, grant registration rights to, or register securities on behalf of, any holder of any debentures, notes or other evidence of indebtedness issued by the Company to investors in a certain private offering in which Peacock, Hislop, Staley & Given, Inc. ("Peacock") is to act as agent for the Company in accordance with the terms more fully described in the term sheet between the Company and Peacock (the "Peacock Offering") which could result in registration of any common stock offered as a part of the Peacock Offering being declared effective prior to the expiration of thirty (30) days of the effective date of any registration statement covering the Registrable Securities.

         6.13 TERMINATION OF REGISTRATION RIGHTS. No Holder shall be entitled to exercise any right provided for in this Section 6 after the expiration of three
(3) years following the Closing Date nor at any time when the Holder has the right to sell all of his Registrable Securities pursuant to SEC Rule 144(k).

         6.14 AMENDMENTS AND WAIVERS. Any term or provision of the registration rights stated in this Agreement may be amended and the observance of any term of such rights may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of at least sixty-seven percent (67%) of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company.

7. FURTHER AGREEMENTS

         7.1 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the successors and assigns, if any, of each Lender.

         7.2 INDEMNIFICATION. Each Lender shall indemnify, hold harmless and defend the Company and its affiliates and agents with respect to any and all loss, damage, expense, claim, action or liability any of them may incur as a result of the breach or untruth of any representations or warranties made by such Lender herein, and each Lender agrees that in the event of any breach or untruth of any representations or warranties made by him herein, the Company may, at its option, forthwith rescind the sale of the Notes and Common Stock to such Lender.


Note Purchase Agreement                                            Page 12 of 25

         7.3 SUBSEQUENT PUBLIC INFORMATION. For as long as any of the Notes remain outstanding, the Company shall furnish to the Lenders, forthwith upon the preparation, filing and public release thereof press releases and other public announcements, and its quarterly, annual and other Reports filed with the Securities and Exchange Commission

         7.4 LEGAL FEES AND EXPENSES. At the Closing, the Company shall reimburse the Lenders for their reasonable legal fees actually incurred in connection with this transaction with such legal fees not to exceed $8,000.

8. GENERAL AND MISCELLANEOUS

         8.1 SURVIVAL OF WARRANTIES. The warranties, representations and covenants of the parties contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing until the expiration of two (2) years from the Closing Date.

         8.2 ENTIRE AGREEMENT. This Agreement, and the attachments hereto, constitutes the entire agreement concerning the subject matter hereof among the parties, and no party shall be liable or bound to any other party in any manner by any warranties, representations, guarantees or covenants except as specifically set forth in this Agreement or the attachments hereto. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

         8.3 GOVERNING LAW. This Agreement shall be governed by and construed under the internal laws of the State of Arizona without regard to conflicts of law.
         8.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


 [Signature Pages Follow - The remainder of this page intentionally left blank.]


Note Purchase Agreement                                            Page 13 of 25

         IN WITNESS WHEREOF, the parties have executed this Note Purchase Agreement February 12, 2004.


iLinc Communications, Inc.                 KATSINAM PARTNERS, LP, BY GNTC,
                                           LLC, ITS GENERAL PARTNER

By: ___________________________________    By___________________________________
         James M. Powers, Jr.
         President                         Title: ______________________________

                                           Printed Name: _______________________


                                           X____________________________________
                                           Stanley L. Schloz


                                           X____________________________________
                                           Anthony Silverman


                                           MOUNTAINVIEW CANADIAN
                                           OPPORTUNISTIC GROWTH FUND, LP

                                           By __________________________________

                                           Printed Name: _______________________

                                           Title: ______________________________


                                           AGGER FUND LP

                                           By __________________________________

                                           Printed Name: _______________________

                                           Title: ______________________________


                                           AGGER INSTITUTIONAL FUND LP

                                           By __________________________________

                                           Printed Name: _______________________

                                           Title: ______________________________


Note Purchase Agreement                                            Page 14 of 25

                                   EXHIBIT "A"

                       FORM OF CONVERTIBLE PROMISSORY NOTE


THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("THE 1933 ACT") AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT COVERING SUCH SECURITIES OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES, REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE 1933 ACT. THE TRANSFER OF THIS NOTE (AND THE SHARES OF COMMON STOCK THAT MAY BE ACQUIRABLE UPON CONVERSION) IS SUBJECT TO RESTRICTIONS AS PROVIDED HEREIN. AN INVESTMENT IN THIS NOTE (AND THE COMMON STOCK THAT MAY BE ACQUIRED UPON CONVERSION) IS HIGHLY SPECULATIVE.


                           ILINC COMMUNICATIONS, INC.
                             A DELAWARE CORPORATION

                           CONVERTIBLE PROMISSORY NOTE

 ----------------------------------------- ------------------------------------

 Note Number:                              Place of Issue:  Phoenix, Arizona
 ----------------------------------------- ------------------------------------
 ----------------------------------------- ------------------------------------

 Principal Balance:  $__________           Date of Issue:  February 12, 2004
 ----------------------------------------- ------------------------------------

FOR VALUE RECEIVED, iLinc Communications, Inc., a Delaware corporation (the "Company"), hereby promises to pay to [NAME] or registered assigns (hereinafter referred to as the "Holder"), the original principal sum of $_____________. This Convertible Promissory Note (the "Note") is being issued as one of a series of Notes of like tenor that are being issued by the Company pursuant to a certain Note Purchase Agreement between the Company, the payee of this Note and certain other Lenders, dated February 12, 2004 ("Purchase Agreement") (with the capitalized but undefined terms herein having the meaning given them in the Purchase Agreement) and with the aggregate principal amount of all notes totaling $500,000 (collectively, the "Notes"). Until converted pursuant to
Section 4 hereof, interest on the unpaid principal sum of and any accrued but unpaid interest under this Note shall be paid at the rate of 8% per annum for a period of one year from the date hereof and thereafter at the rate of 12% per annum until paid in full. If, however, a registration statement under the Securities Act of 1933 with respect to all of the Registrable Securities (as defined in the Purchase Agreement) has not become effective by July 31, 2004 ("Registration Date"), the rate of interest under this Note shall be adjusted retroactive effective to the date of this Note to the rate of 15% per annum ("Adjusted Rate"). In such event, the difference between the interest paid or accrued at the Registration Date and interest accrued under the Adjusted Rate for the period between the date of this Note and the Registration Date shall be immediately due and payable and, if not paid immediately, shall be added to the principal amount of this Note and shall bear interest at the Adjusted Rate. Payments of interest shall be made quarterly in arrears and shall be paid on the first day of each calendar quarter; provided that a registration statement not


Note Purchase Agreement                                            Page 15 of 25
become effective before the Registration Date, then during any period in which interest accrues at the Adjusted Rate payments of interest shall be made on a monthly basis, on the first day of each calendar month.

1. PAYMENTS. Accrued interest shall be due and payable at the end of each calendar quarter following the Issue Date. Unless earlier converted pursuant to
Section 4 hereof, the principal of and any accrued but unpaid interest under this Note shall be due and payable two (2) years after the Issue Date (the "Maturity Date"). Payment shall be made in lawful money of the United States of America at the address of the Holder shown in the above-mentioned Note Purchase Agreement, or at such other place as the Holder may designate in writing or, if earlier, an Event of Default (as defined below). Prepayment of principal and accrued interest may be made upon thirty (30) days' prior written notice to the Holder. Except as otherwise set forth in Section 4, the Company shall have the right to prepay all principal and accrued but unpaid interest of this Note prior to the Maturity Date without penalty or premium, provided however that upon receipt of written notice of the Company's intent to prepay this Note, Holder shall have thirty (30) days to exercise its right to convert this Note into Common Stock, as provided in Section 4 (the "Prepayment Notice Period"). The Company and Holder agree that should the Company breach Section 5.7 of the Purchase Agreement, (after notice by Lenders of breach thereof and the failure to cure such breach within five (5) business days of the receipt of such notice as provided therein), and only in that event, and unless already converted, Holder shall be repaid out of the Peacock Offering Proceeds, but if the Peacock Offering is not consummated, then the Maturity Date of this Note shall be April 15, 2005, at which time the then outstanding principal and accrued but unpaid interest shall be then due and payable.

2. DEFAULT. If any of the following events (hereafter called "Events of Default") shall occur:

         (a) the Company shall default in the payment of any principal or accrued interest due under this Note on the date the same shall become due and payable, whether at maturity or by acceleration or otherwise; or

         (b) upon any breach by the Company of any material representation, warranty or covenant in this Note or the Note Purchase Agreement; provided that, in the event of such material breach, shall not have been cured by the Company within 30 days after receipt by the Company of written notice to the Company of such breach; or

         (c) the Company shall make a general assignment for the benefit of creditors; or

         (d) the Company shall file a voluntary petition in bankruptcy, or shall be insolvent or adjudicated bankrupt, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or other applicable federal, state or other statute, law or regulation, or shall file any answer admitting the material allegation of a petition filed against the Company in such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of the Company of all or any substantial part of the properties of the Company, or the Company shall commence the winding up or the dissolution or liquidation of the Company; or

         (e) within sixty (60) days after the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated; or


Note Purchase Agreement                                            Page 16 of 25

         (f) the Company (i) repurchases any shares of its common stock or preferred stock, other than shares issued to officers, directors, employees and consultants of the Company pursuant to agreements obligating the Company to repurchase such shares upon termination of employment with or service to the Company, (ii) pays a cash dividend or makes any other property distribution (other than a dividend in the form of equity in the Company) to its equity holders, or (iii) repays any of the Notes other than a repayment concurrently made on all Notes on a pro rata basis. Should an Event of Default occur and failure to cure if provided, then, and in each and every such case, the Holder of the Note may, by written notice to the Company, declare all amounts under this Note and all other Notes to be forthwith due and payable without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived.

3. SUBORDINATION. The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all the Company's Senior Indebtedness, as hereinafter defined.

         (a) SENIOR INDEBTEDNESS. As used in this Note, the term "Senior Indebtedness" shall mean the principal of and unpaid accrued interest on: (i) all indebtedness (whether or not secured) of the Company to banks, insurance companies or other financial institutions regularly engaged in the business of lending money, which is for money borrowed by the Company, (ii) amounts due to software and equipment lessors pursuant to lease agreements whereunder the Company is the lessee, and (iii) any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor.

         (b) DEFAULT ON SENIOR INDEBTEDNESS. If there should occur any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation or any other marshaling of the assets and liabilities of the Company, or if this Note shall be declared due and payable upon the occurrence of a default with respect to any Senior Indebtedness, then
(i) no amount shall be paid by the Company in respect of the principal of or interest on this Note at the time outstanding, unless and until the principal of and interest on the Senior Indebtedness then outstanding shall be paid in full, and (ii) no claim or proof of claim shall be filed with the Company by or on behalf of the Holder of this Note that shall assert any right to receive any payments in respect of the principal of and interest on this Note, except subject to the payment in full of the principal of and interest on all of the Senior Indebtedness then outstanding. If there occurs an event of default that has been declared in writing with respect to any Senior Indebtedness as defined in the instrument governing such Senior Indebtedness or in the instrument under which any Senior Indebtedness is outstanding, permitting the holder of such Senior Indebtedness to accelerate the maturity there of, then, unless and until such default shall have been cured or waived or shall have ceased to exist, or all Senior Indebtedness shall have been paid in full, no payment shall be made in respect of the principal of or interest on this Note.

         (c) EFFECT OF SUBORDINATION. Subject to the rights, if any, of the holders of Senior Indebtedness under this Section 3 to receive cash, securities or other properties otherwise payable or deliverable to the Holder of this Note, nothing contained in this Section 3 shall impair, as between the Company and the Holder, the obligation of the Company, subject to the terms and conditions hereof, to pay to the Holder the principal hereof as and when the same become due and payable, or shall prevent the Holder of this Note, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law.

         (d) SUBROGATION. Subject to the payment in full off all Senior Indebtedness and until this Note shall be paid in full, the Holder shall be subrogated to the rights of the holders of Senior Indebtedness (to the extent of payments or distributions previously made to such holders of Senior Indebtedness pursuant to the provisions of Section 3(b) above) to receive payments or distributions of assets of the Company applicable to the Senior Indebtedness. No


Note Purchase Agreement                                            Page 17 of 25
such payments or distributions applicable to the Senior Indebtedness shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and the Holder, be deemed to be a payment by the Company to or on account of this Note; and for the purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness to which the Holder would be entitled except for the provisions of this Section 4 shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and the Holder, be deemed to be a payment by the Company to or on account of the Senior Indebtedness.

         (e) UNDERTAKING. By its acceptance of this Note, the Holder agrees to execute and deliver such documents as may be reasonably requested from time to time by the Company or the holder of any Senior Indebtedness in order to implement the foregoing provisions of this Section 3.

4. CONVERSION.

         (a) GRANT OF RIGHT. Subject to the terms of Section 4(d) hereof, any Holder of this Note has the right, at the Holder's option, at any time prior to the Maturity Date or earlier payment in full of the entire principal balance of and accrued interest under this Note, including without limitation, during the thirty (30) day Prepayment Notice Period to convert, in accordance with the provisions of this Section 4, (i) the outstanding principal amount of this Note, in whole but not in part, and (ii) at the Holder's option, the accrued interest under the Note which has been unpaid for thirty (30) or more days beyond its due date as of the date of such conversion into fully paid and non-assessable shares of the Common Stock, $0.001 par value, of the Company. The number of shares into which this Note may be converted ("Shares") shall be determined by dividing the then outstanding principal amount of the Note and/or accrued unpaid interest under the Note by the conversion price in effect at the time of such conversion. The initial conversion price ("Conversion Price") shall be $0.70 per Share.

         (b) NOTICE OF CONVERSION. Before the Holder shall be entitled to convert this Note into Shares, he shall surrender this Note at the office of the Company and shall give written notice by mail, postage prepaid, to the Company at its principal corporate office, of the election to convert the same, if the Holder is electing to convert pursuant to Section 4(a), and shall state therein on the Notice of Conversion annexed to this Note the entire principal amount of the Note to be converted and the accrued and unpaid interest on such principal amount that is also to be converted.

         (c) SATISFACTION WITH REQUIREMENTS OF SECURITIES ACT OF 1933. Notwithstanding anything to the contrary contained herein, each and every conversion of this Note, is contingent upon the Company's satisfaction that the issuance of Common Stock upon the conversion is exempt from the requirements of the Securities Act of 1933, as amended, and all applicable state securities laws. The Holder agrees to execute any and all documents deemed necessary by the Company to effect a conversion of this Note.

         (d) MECHANICS AND EFFECT OF CONVERSION. No fractional Shares shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional Shares to the Holder upon the conversion of this Note, the Company shall pay to the Holder, when it is due, the amount of outstanding principal that is not so converted and shall pay all accrued but unpaid interest thereof not converted. Upon the conversion of this Note pursuant to Section 4(a) above, the Holder shall surrender this Note, duly endorsed, at the principal office of the Company. At its expense, the Company shall, as soon as practicable thereafter, issue and deliver to such Holder at such principal office a certificate or certificates evidencing the number of Shares of Common Stock to which the Holder shall be entitled upon such conversion (bearing such legends as are required by the Purchase Agreement and applicable state and federal securities laws in the opinion of counsel to the Company), together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable for unpaid and accrued interest and for fractional shares as described above. In the event of any conversion of this Note pursuant


Note Purchase Agreement                                            Page 18 of 25
to Section 4(a) above, such conversion shall be deemed to have been made immediately prior to the closing of the issuance of such Common Stock and on and after such date the Holder of this Note is entitled to receive the shares of such Common Stock issuable upon such conversion and shall be treated for all purposes as the record holder of such shares. Upon conversion of this Note, then the Note shall be irrevocably extinguished and the Company shall be forever released from all its obligations and liabilities under this Note, except that the Company shall be obligated to pay the Holder within ten (10) days after the date of such conversion any cash amounts resulting from fractional shares as described above, and any unpaid and accrued interest to and including the date of such conversion, and no more.

5. CONVERSION PRICE ADJUSTMENTS.

         (a) STOCK SPLITS AND COMBINATIONS. If the Company shall at any time subdivide or combine its outstanding shares of Common Stock, this Note shall, after that subdivision or combination, evidence the right to convert into the number of shares of Common Stock that would have been issuable as a result of that change with respect to the Shares of Common Stock which were issuable upon conversion of this Note immediately before that subdivision or combination. If the Company shall at any time subdivide the outstanding shares of Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased, and, if the Company shall at any time combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before that combination shall be proportionately increased. Any adjustment under this section shall become effective at the close of business on the date the subdivision or combination becomes effective.

         (b) RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If the Common Stock issuable upon conversion of this Note shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), the holder of this Note, shall, on its conversion be entitled to receive in lieu of the Common Stock which the Holder would have become entitled to receive but for such change, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been received by the holder on conversion of this Note immediately before that change.

         (c) REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALE OF ASSETS. If at any time there shall be a capital reorganization of the Company's Common Stock (other than a combination, reclassification, exchange, or subdivision of shares provided for elsewhere above) or merger or consolidation of the Company with or into another corporation with the Company not being the survivor of the merger, or the sale of substantially all of the Company's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, lawful provision shall be made so that the holder of this Note shall thereafter be entitled to receive upon conversion of this Note, the number of shares of Common Stock or other securities or property of the Company, or of the successor corporation resulting from such merger or consolidation, to which a holder of the Common Stock deliverable upon conversion of this Note would have been entitled in such capital reorganization, merger, or consolidation or sale if this Note had been converted immediately before that capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment (as determined in good faith by the Company's Board of Directors) shall be made in the application of the provisions of this Note with respect to the rights and interests of the holder of this Note after the reorganization, merger, consolidation, or sale to the end that the provisions of this Note (including adjustment of the Conversion Price then in effect and number of Shares purchasable upon conversion of this Note) shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon conversion of this Note. The Company shall, within thirty (30) days after making such adjustment, give written notice (by first class mail, postage prepaid) to the registered holder of this Note at the address of that holder shown on the Company's books. That notice shall set


Note Purchase Agreement                                            Page 19 of 25
forth, in reasonable detail, the event requiring the adjustment and the method by which the adjustment was calculated and specify the Conversion Price then in effect after the adjustment and the increased or decreased number of Shares purchasable upon conversion of this Note. When appropriate, such notice may be given in advance and include as a part thereof the notice required under other provisions of this Note. If any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation, or the sale of all or substantially all of the assets to another corporation, shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, the Company or such successor or purchasing corporation, as the case may be, shall execute with the Holder a supplemental agreement providing that the Holder of each Note then outstanding shall have the right thereafter and until the expiration of the period of convertibility to convert such Note into the kind and amount of stock, securities or assets receivable upon such reorganization, reclassification, consolidation, merger or sale by a holder of the number of shares of Common Stock into which such Note might have been converted immediately prior to such reorganization, reclassification, consolidation, merger or sale, subject to adjustment which shall be as nearly equivalent as may be practicable to the adjustments provided for in this section.

         (d) ISSUANCE OF STOCK BELOW CONVERSION PRICE.

                  If the Company shall at any time before the earlier of (x) the expiration of six (6) months after the Issue Date of this Note or (y) the date upon which a registration statement that covers the Shares that are available upon conversion become effective, issue common stock to an investor with a purchase price per share that is less than the Conversion Price ("Additional Stock") then in effect under this Note, then the Conversion Price will be reduced concurrently with such issue to an amount equal to the price per share paid upon such issuance. For the purposes of this Agreement, "Additional Stock" shall include shares of Common Stock issued directly and also the maximum number of shares of Common Stock issuable upon the due exercise of options for the purchase of Common Stock or the conversion of securities convertible into Common Stock, in which case the purchase price shall be the exercise or conversion price, as the case may be. Notwithstanding the foregoing, if anytime before the expiration of one (1) year from the Issue Date, any options to purchase equity or any common stock or any debentures, notes or other evidence of indebtedness issued by the Company is sold to investors in the Peacock Offering (as defined in the Purchase Agreement) then the common stock or other equity associated with the Peacock Offering shall not be considered for purposes of Additional Stock, and accordingly the Holder hereof acknowledges that it is the intention of the Company to engage in a debt offering as a part of the Peacock Offering that may include the sale of common stock or the issuance of options at a price below the Conversion Price without the issuance of Additional Stock.

6. DIVIDENDS. In the event that the Company shall make any distribution of its assets upon or with respect to its Common Stock, as a liquidating or partial liquidating dividend, or other than as a dividend payable out of earnings or any surplus legally available for dividends under the laws of the state of incorporation of the Company, each Holder of any Note then outstanding shall, upon the exercise of his right to convert after the record date for such distribution or, in the absence of a record date, after the date of such distribution, receive, in addition to the shares subscribed for, the amount of such assets (or, at the option of the Company, a sum equal to the value thereof at the time of distribution as determined by the Board of Directors in good faith which would have been distributed to such Holder if he had exercised his right to convert this Note) or the Common Stock issuable upon the conversion of this Note immediately prior to the record date for such distribution or, in the absence of a record date, immediately prior to the date of such distribution.

7. LIMITATIONS ON DISPOSITION. Holder agrees not to make any disposition of all or any portion of this Note or any of the Common Stock issuable upon the due conversion hereof (other than the valid conversion thereof in accordance with


Note Purchase Agreement                                            Page 20 of 25
its terms) unless and until: (a) there is then in effect a registration statement under the Securities Act of 1933 covering such proposed disposition, and such disposition is made in accordance with such registration statement; or
(b) (i) Holder has notified the Company of the proposed disposition and has furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if requested by the Company, Holder has furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such Securities under the Securities Act of 1933 or registration or qualification under any applicable state securities law. Notwithstanding the foregoing, no investment representation letter or opinion of counsel shall be required for any transfer of Securities (i) in compliance with Rule 144 or Rule 144A of the Securities Act of 1933 or (ii) by gift, will or intestate succession by Holder to his or her spouse or lineal descendants or ancestors or any trust for any of the foregoing; provided that, in each of the foregoing cases, the transferee agrees in writing to be subject to the terms of this Note. In addition, if the holder of any Securities delivers to the Company an unqualified opinion of counsel that no subsequent transfer of such Securities shall require registration under the Securities Act of 1933, the Company shall, upon such contemplated transfer, promptly deliver new documents/certificates for such Securities that do not bear the legend set forth in Section 8 hereof.

8. LEGENDS. It is understood that the certificates evidencing the Common Stock may bear one or more of the following legends:

         (a) The following legend under the Securities Act of 1933:

         "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED", or

         (b) Any legend required by state securities laws.

         The Company agrees to remove promptly, upon the request of the holder of Securities issued upon conversion of this Note, the legend set forth in
Section 8(a) hereof from the documents/certificates for such Securities upon full compliance with this Note, Rule 144 under the Securities Act of 1933 and any other applicable provisions of the Securities Act of 1933 or the regulations promulgated thereunder.

9. ASSIGNMENT. This Note applies to, inures to the benefit of and binds the successors and assigns of the parties hereto. Any transfer of this Note will be effected only by surrender of this Note to the Company and reissuance of a new note to transferee. The Holder and any subsequent holder(s) of this Note receive this Note subject to the foregoing items and conditions, and agree to comply with the foregoing terms and conditions for the benefit of the Company and any other holders.

10. NOTICES. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (i) when received, if personally delivered, faxed, sent by nationally recognized courier or U.S. Mail return-receipt requested, or (ii) on the third business day after deposit in the U.S. Mail, if sent by first-class mail, in any such case to the address of the recipient set forth in the above-mentioned Purchase Agreement and, if to the Company, Attention: Chief Executive Officer. Any party hereto may by notice so given change its address for future notice hereunder.

11. NO STOCKHOLDER RIGHTS. Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a stockholder in respect of meetings of stockholders for the election of directors of the Company or any other matters or any rights whatsoever as a stockholder of the Company; and no dividends shall be payable or accrued in respect of this Note or the capital stock obtainable hereunder until, and only to the extent that, this Note shall have been converted.


Note Purchase Agreement                                            Page 21 of 25

12. NOTE REGISTER. This Note is transferable only upon the books of the Company, which it shall cause to be maintained for such purpose. The Company may treat the registered holder of this Note as he, she or it appears on the Company's books at any time as the Holder for all purposes.

13. LOSS OF NOTE. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and of indemnity reasonably satisfactory to the Company if this Note is lost, stolen or destroyed, and upon surrender and cancellation of this Note if this Note is mutilated, the Company shall execute and deliver to the Holder a new Note of like date, tenor and denomination.

14. AMENDMENT, WAIVER. The terms of this Note may be amended or waived only upon the written agreement of the Company and the Holder.

15. HEADING: REFERENCES. All headings used herein are used for convenience only and shall not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

16. SEVERABILITY. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

17. MISCELLANEOUS. This Note shall be governed by and construed in accordance with the laws of the State of Arizona. If an action is brought for collection under this Note, the Company will pay all costs of collection actually incurred by the Holder, including, but not limited to, the reasonable attorneys' fees.

18. MAXIMUM INTEREST. Regardless of any provision contained herein, the Company shall never be required to pay and the holder hereof shall never be entitled to receive, collect or apply as interest hereon, any amount in excess of the highest lawful interest rate permitted under applicable law, and in the event the holder hereof receives, collects or applies, as interest, any such excess, such amounts which would be excessive interest shall be deemed a partial prepayment of principal and treated hereunder as such for all purposes; and, if the principal hereof is paid in full, any remaining excess shall be refunded to the Company. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the highest lawful interest rate, the Company and the holder hereof shall, to the maximum extent permitted under applicable law (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude prepayments and the effects thereof, and
(c) pro rate, allocate and spread the total amount of interest throughout the entire contemplated term hereof; provided that if the indebtedness evidenced hereby is paid and performed in full prior to the end of the full contemplated term hereof, and if the interest received for the actual period of existence thereof exceeds the highest lawful interest rate, the holder hereof shall either apply as principal reduction or refund to the Company the amount of such excess, and in such event, the holder hereof shall not be subject to any penalties provided by any laws for contracting for, charging or receiving interest in excess of the highest lawful interest rate.


Note Purchase Agreement                                            Page 22 of 25

IN WITNESS WHEREOF, the undersigned have caused this Note to be executed by the undersigned as of the date first set forth above.


ILINC COMMUNICATIONS, INC.,
a Delaware corporation


By ____________________________
    James M. Powers, Jr.
    President



ATTEST: _______________________
         James L. Dunn, Jr.
         Corporate Secretary


Note Purchase Agreement                                            Page 23 of 25

                                   EXHIBIT "B"

          FORM OF OFFICER'S CERTIFICATE FOR ILINC COMMUNICATIONS, INC.

The undersigned, _______________________, hereby certifies that he is the [Chief Executive Officer] [Chief Financial Officer] of iLinc Communications, Inc., a Delaware corporation ("the Company") and further certifies as follows to the purchasers of the Company's Convertible Promissory Notes on a date even herewith:

         1. As such officer he is familiar with the business, affairs and assets of the Company and with the provisions of a certain Note Purchase Agreement ("Agreement") between the Company on the one hand and certain Lenders on the other and acknowledges that the making, delivery and accuracy of this Certificate is a condition to the performance of the Lenders under the Agreement.

         2. To the best of his knowledge, after careful inquiry, the representations and warranties of the Company contained in the Agreement are true and correct on and all conditions required to be fulfilled as a condition to the obligations of the Lenders have been fulfilled and as of the date of this Certificate.

         3. To the best of his knowledge, after careful inquiry, nothing in the Agreement or any attachment thereto or document delivered in connection therewith contains any untrue statement of a material fact or omits to make a statement of material fact necessary to make the statements made therein not misleading.


_______________________________________
 James M. Powers, Jr., President
On Behalf of iLinc Communications, Inc.


Note Purchase Agreement                                            Page 24 of 25

                                  SCHEDULE 3.7

              LIST OF OUTSTANDING SECURITIES WITH ASSOCIATED DEMAND
                       OR PIGGY BACK REGISTRATION RIGHTS

o Holders of the Company's convertible notes and attached warrants as a part of an offering with gross proceeds of $5.757 Million that are convertible into 12,705,000 shares of common stock.

o Holders of Preferred Stock and attached warrants as a part of an offering with gross proceeds of $1.5 Million that is convertible into convertible into 6,325,000 (@$0.50 per share) or 4,125,000 (@$0.30 per share) shares of common stock.

o Warrants held by Bank One, NA representing 847,664 shares of common stock.

o Warrants held by Renaissance Capital representing 250,000 shares of common stock.

o Warrants held by Jackson Walker representing 25,000 shares of common stock.

o Holders of 2 Million shares of common stock arising from the Quisic transaction.

o Holders of 1,184,600 shares of common stock arising from the ThoughtWare transaction.

o Holders of 1,950,000 shares of common stock arising from the LearningEdge transaction.

o Warrants held by Quisic shareholders for Debt Conversion Agreement representing 333,333 shares of common stock.

o Holders of 734,906 shares of common stock arising from the Dexpo transaction.

o Holders of 439,885 shares of common stock arising from the Liberty transaction.

o Holders of 1,572,222 shares of common stock arising from the Series A Convertible Note Conversion Agreements.


Note Purchase Agreement                                            Page 25 of 25